Pricing Supplement No. 111  Dated April 29, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961


J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $500,000,000

CUSIP:  61687Y DS3

Trade Date:  April 29, 1999

Settlement Date:  May 4, 1999

Maturity Date:  May 4, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  100% ($500,000,000)

Interest Rate (per annum): The simple weighted average of the Daily Federal Funds Rate as set forth in the FED Statistical Release "H.15" (Telerate page 120) plus 19 basis points (0.19%) with one day "Look Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Daily Federal Funds effective rate for Thursday applies to Friday, Saturday, and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (X)  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s):  August 4, November 4, February 4, and
May 4 of each year, commencing August 4, 1999 and ending May 4,
2000.

Record Date(s):  (X)  The fifteenth day (whether or not a
                      Business Day) next preceding each Interest
                      Payment Date.
                (  )  Other


Initial Interest Rate Per Annum:  In accordance with the Interest
Rate above.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(  ) Monthly  ( X )  Quarterly  (   ) Other:


Interest Reset Periods:
     ( X )  Daily    (  )  Weekly   (  )  Monthly
     (   )  Quarterly  (Actual/360)
     (   )  Semi-annually; the third Wednesday of :
     (   )  Annually; the third Wednesday of:

Interest Determination Dates: One New York business day prior to each Interest Reset (i.e., the Daily Federal Funds effective rate for Thursday applies to Friday, Saturday, and Sunday, and the rate for Friday applies to Monday).

Interest Reset Date if other than stated in the Prospectus
Supplement: Daily, with one day "Look Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds Rate as of the close of business on the preceding Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Daily Federal Funds effective rate for Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus):  plus 19 basis points   Spread Multiplier: N/A

Index Maturity:  Daily             Index Currency:  N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:      ( X)  Actual/360
                            (Commercial Paper Rate Notes,
                            Federal Funds Rate Notes, Prime
                            Rate Notes and LIBOR Notes)
                     (   )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination:  $1,000 with $1,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to stated maturity.
(   )  The Notes may be redeemed prior to stated maturity.


Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A
Repayment Date Prices:  N/A
Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:  N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):
   (X)  U.S. Bank Trust National Association
   (  ) Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS.